Exhibit 16

April 4, 2003

Securities and Exchange Commission

Mail Stop 11-3

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Sir/Madam:

We have read Item 4 of Southern Peru Copper Corporation’s Form 8-K/A dated March 31, 2003, and we agree with the statements made therein.

                Very truly yours,

/s/ Deloitte & Touche LLP

cc:	Mr. Oscar Gonzalez Rocha
President and
Director General
Southern Peru Copper Corporation